As filed with the Securities and Exchange Commission on January 29, 2025

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Vinci Partners Investments Ltd.

(Exact name of registrant as specified in its charter)

The Cayman Islands		Not Applicable

(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

Av. Bartolomeu Mitre, 336 Leblon – Rio de Janeiro Brazil 22431-002 +55 (21) 2159-6240

(Address of principal executive offices, including zip code)

Vinci Partners Investments Ltd. 2025 Stock Option Plan
(Full title of the plan)

Vinci Partners USA, LLC
780 Third Avenue, 25th Floor
New York, NY 10017
(646) 559-8000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)		Smaller reporting company ☐
Emerging growth company ☒

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

Omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information

Omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)   The Registrant’s Annual Report on Form 20-F for the year ended December 31, 2023 (Registration No. 001-39938), filed with the Commission on April 18, 2024;

(b)   The Current Reports on Form 6-K filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2023; and

(c)   The description of the Registrant’s share capital, contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-39938), as filed with the Commission on January 25, 2021, including any amendments or supplements thereto.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents. The Registrant is not incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Article 38.1 of the Registrant’s Amended and Restated Articles of Association provides:

“Every Indemnified Person1 for the time being and from time to time of the Company and the personal representatives of the same shall be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages, liabilities, judgments, fines, settlements and other amounts (including reasonable attorneys’ fees and expenses and amounts paid in settlement and costs of investigation (collectively “Losses”) incurred or sustained by him otherwise than by reason of his own dishonesty, wilful default or fraud in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any Losses incurred by him in defending or investigating (whether successfully or otherwise) any civil, criminal, investigative and administrative proceedings concerning or in any way related to the Company or its affairs in any court whether in the Islands or elsewhere. Such Losses incurred in defending or investigating any such proceeding shall be paid by the Company as they are incurred upon receipt, in each case, of an undertaking by or on behalf of the Indemnified Person to repay such amounts if it is ultimately determined by a non-appealable order of a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification hereunder with respect thereto.”

For purposes of the Registrant’s Amended and Restated Articles of Association, “Indemnified Person” refers to every Director, alternate Director, Secretary or other officer for the time being or from time to time of the Company.

Article 38.2 of the Registrant’s Amended and Restated Articles of Association provides:

“No such Indemnified Person of the Company and the personal representatives of the same shall be liable (i) for the acts, receipts, neglects, defaults or omissions of any other Director or officer or agent of the Company or (ii) by reason of his having joined in any receipt for money not received by him personally or in any other act to which he was not a direct party for conformity or (iii) for any loss on account of defect of title to any property of the Company or (iv) on account of the insufficiency of any security in or upon which any money of the Company shall be invested or (v) for any loss incurred through any bank, broker or other agent or any other party with whom any of the Company’s property may be deposited or (vi) for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities or discretions of his office or in relation thereto or (vii) for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Person’s part, unless he has acted dishonestly, with wilful default or through fraud.”

Article 38.3 of the Registrant’s Amended and Restated Articles of Association provides:

“The Company hereby acknowledges that certain Indemnified Persons may have certain rights to indemnification, advancement of expenses and/or insurance from or against (other than directors’ and officers’ or similar insurance obtained or maintained by or on behalf of the Company or any of its subsidiaries, including any such insurance obtained or maintained pursuant to Article 38.4 hereof) Other Indemnitors. The Company hereby agrees that: (i) it is the indemnitor of first resort (i.e., its obligations to an Indemnified Person are primary and any obligation of any Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnified Person are secondary); (ii) it shall be required to advance the full amount of expenses incurred by an Indemnified Person and shall be liable for the full amount of all Losses to the extent legally permitted and as required by the terms of these Articles (or any other agreement between the Company and an Indemnified Person) without regard to any rights an Indemnified Person may have against any Other Indemnitors; and (iii) it irrevocably waives, relinquishes and releases any Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by any Other Indemnitors on behalf of an Indemnified Person with respect to any claim for which such Indemnified Person has sought

1 “Indemnified Person” means every Director, alternate Director, Secretary or other officer for the time being or from time to time of the Company.

indemnification from the Company shall affect the foregoing, and without prejudice to Article 39 below, Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Person against the Company. For the avoidance of doubt, no Person or entity providing Directors’ or officers’ or similar insurance obtained or maintained by or on behalf of the Company or any of its subsidiaries, including any Person providing such insurance obtained or maintained pursuant to Article 38.4 hereof, shall be an Other Indemnitor.”

Article 38.4 of the Registrant’s Amended and Restated Articles of Association provides:

“The Directors may exercise all the powers of the Company to purchase and maintain insurance for the benefit of a Person who is or was (whether or not the Company would have the power to indemnify such Person against such liability under the provisions of this Article 38 or under applicable law): (a) a Director, alternate Director, Secretary or auditor of the Company or of a company which is or was a subsidiary of the Company or in which the Company has or had an interest (whether direct or indirect); or (b) the trustee of a retirement benefits scheme or other trust in which a person referred to in Article 38.1 is or has been interested, indemnifying him against any liability which may lawfully be insured against by the Company.”

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number
4.1	Amended and Restated Memorandum and Articles of Association of Vinci Partners Investments Ltd. (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form F-1, Amendment No. 1, filed with the Commission of January 19, 2021 (Registration No. 333-251871)).

5.1*	Opinion of Harney Westwood & Riegels, Cayman Islands Counsel of Vinci Partners Investments Ltd., as to the validity of the securities being registered.

23.1*	Consent of PricewaterhouseCoopers Auditores Independentes Ltda.

23.2*	Consent of Harney Westwood & Riegels, Cayman Islands Counsel of Vinci Partners Investments Ltd. (included in Exhibit 5.1).

24*	Power of Attorney (included on signature page).

99.1*	Vinci Partners Investments Ltd. 2025 Stock Option Plan.

107.1*	Filing Fee Table.

*Filed herewith.

Item 9.  Undertakings.

(a)   The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration

Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this registration statement; and

(iii)   To include any material information with respect to the Plans not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rio de Janeiro, Brazil, on this January 29, 2025.

Vinci Partners Investments Ltd.

By:	/s/ Sergio Passos Ribeiro
	Name:	Sergio Passos Ribeiro
	Title:	Chief Operating Officer & Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PEOPLE BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints Alessandro Monteiro Morgado Horta, Sergio Passos Ribeiro and Julya Wellisch, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable Vinci Partners Investments Ltd. to comply with the Securities Act of 1933, as amended, and any requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of one or more registration statements on Form S-8 under the Securities Act of 1933, as amended, including, specifically, but without limitation, power and authority to sign the name of the undersigned to any such registration statement, and any amendments to any such registration statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

*******
Signature	Title	Date

/s/ Alessandro Monteiro Morgado Horta	Chief Executive Officer and Director (principal executive officer)	January 29, 2025
Alessandro Monteiro Morgado Horta

/s/ Sergio Passos Ribeiro	Chief Financial Officer and Chief Operating Officer (principal financial and accounting officer)	January 29, 2025
Sergio Passos Ribeiro

/s/ Gilberto Sayao Da Silva	Chairman	January 29, 2025
Gilberto Sayao Da Silva

/s/ Paulo Fernando Carvalho De Oliveira	Director	January 29, 2025
Paulo Fernando Carvalho De Oliveira

/s/ Ana Marta Horta Veloso	Director	January 29, 2025
Ana Marta Horta Veloso

/s/ Rogério Ladeira Furquim Werneck	Director	January 29, 2025
Rogério Ladeira Furquim Werneck

/s/ Lywal Salles Filho	Director	January 29, 2025
Lywal Salles Filho

/s/ Guilherme Stocco Filho	Director	January 29, 2025
Guilherme Stocco Filho

/s/ Sonia Aparecida Consiglio	Director	January 29, 2025
Sonia Aparecida Consiglio

/s/ Peter Ogilvie	Director	January 29, 2025
Peter Ogilvie

/s/ Manuel Jose Balbontin	Director	January 29, 2025
Manuel Jose Balbontin

/s/ Jaime Eduardo de la Barra	Director	January 29, 2025
Jaime Eduardo de la Barra

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

Under the Securities Act, the undersigned, the duly authorized representative in the United States of Vinci Partners Investments Ltd., has signed this Registration Statement in New York, New York, on January 29, 2025.

Vinci Partners USA, LLC

By:	/s/ Julya Wellisch
Name: Julya Wellisch
Title: Attorney-in-Fact